Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Warner Chilcott plc	Republic of Ireland
Warner Chilcott Limited	Bermuda
Warner Chilcott Holdings Company II, Limited	Bermuda
Warner Chilcott Holdings Company III, Limited	Bermuda
WC Luxembourg S.à r.l.	Luxembourg
WC Luxco S.à r.l.	Luxembourg
Warner Chilcott Acquisition Limited	England and Wales
Chilcott UK Limited	Northern Ireland
Millbrook (NI) Limited	Northern Ireland
Warner Chilcott Research Laboratories Limited	Northern Ireland
Warner Chilcott UK Limited	Northern Ireland
Warner Chilcott Deutschland GmbH	Germany
Warner Chilcott Pharmaceuticals UK Limited	England and Wales
Warner Chilcott Intermediate (Ireland) Limited	Republic of Ireland
Warner Chilcott (Ireland) Limited	Republic of Ireland
WC Pharmaceuticals I Limited	Gibraltar
WC Pharmaceuticals II Limited	Gibraltar
Warner Chilcott Company, LLC	Puerto Rico
Warner Chilcott Finance LLC	Delaware
Warner Chilcott Corporation	Delaware
Warner Chilcott (US), LLC	Delaware
Warner Chilcott Sales (US), LLC	Delaware
Warner Chilcott Leasing Equipment Inc.	Delaware
WC Luxco Holdings S.à r.l.	Luxembourg
Warner Chilcott Canada Co.	Nova Scotia
Warner Chilcott Nederland B.V.	Netherlands
Warner Chilcott Pharmaceuticals S.à.r.l.	Switzerland
Warner Chilcott Iberia S.L.U.	Spain
Warner Chilcott Italy S.r.l.	Italy
Warner Chilcott Pharmaceuticals B.V.B.A.	Belgium
Warner Chilcott France.	France
Warner Chilcott Australia Pty. Ltd.	Australia